GE ANNOUNCES FOURTH QUARTER 2018 RESULTS

- **4Q'18: GE CFOA (GAAP) of $6.4 billion; adjusted GE Industrial free cash flows (non-GAAP)[-a)] of $4.9 billion**
- **FY'18: GE CFOA (GAAP) of $2.3 billion; adjusted GE Industrial free cash flows (non-GAAP)[-a)] of $4.5 billion**
- **4Q'18: continuing EPS (GAAP) of $0.08; adjusted EPS (non-GAAP) of $0.17**
- **FY'18: continuing EPS (GAAP) of $(2.43); adjusted EPS (non-GAAP) of $0.65**

BOSTON – January 31, 2019 - GE (NYSE:GE) announced results today for the quarter ended December 31, 2018. GE reported revenues of $33.3 billion, GE cash flows from operating activities of $6.4 billion, adjusted GE Industrial free cash flows (non-GAAP) of $4.9 billion, continuing earnings per share (EPS) of $0.08, and adjusted EPS (non-GAAP) of $0.17. Full details, including full-year results, are below.

Recent actions to make GE simpler and stronger include:

De-leveraging the balance sheet:
- Reduced quarterly dividend, accelerated the sell-down of GE's stake in BHGE, and increased GE's retained stake in the planned Wabtec transaction, collectively allowing GE to generate or retain approximately $10 billion of cash.
- In GE Industrial, signed or completed substantially all of the $20 billion asset disposition program in 2018.
- In GE Capital, completed $8 billion of asset sales and other actions in the quarter, bringing the total dispositions to $15 billion in 2018; paid down external debt by $21 billion in 2018.
- Reached agreement in principle with the United States Department of Justice to settle the FIRREA investigation of WMC, with GE to pay a civil penalty of $1.5 billion, consistent with the prior reserve for this matter.

Strengthening the businesses:
- Delayered Power to improve accountability and cost structures in underlying businesses.
- Announced plans to consolidate GE's renewable and grid assets into Renewable Energy.
- Launching an independent GE-owned Digital business to better focus on growth opportunities in industrial IoT.
- Refocused Global Growth Organization (GGO) to support commercial growth in emerging markets.
- Named new leaders, including Kevin Cox as chief human resources officer, Rachel Duan as CEO of GGO, Scott Strazik as CEO of Gas Power, Karyn Ovelmen as transformation leader of Gas Power, John Rice as chairman of Gas Power, and Steve Winoker as VP of Investor Relations.
- Appointed Paula Rosput Reynolds to GE's Board and announced GE's intention to conduct an auditor tender process.

GE Chairman and CEO H. Lawrence Culp, Jr. said, "Our strategy is clear: de-leverage our balance sheet and strengthen our businesses, starting with Power. To do this, we are improving execution, customer focus, and how we set priorities across GE. I'm confident in our team, technology, and the global reach of GE's brand and relationships. We have more work to do, but I'm encouraged by the changes we're making to strengthen GE and create value for our shareholders, customers, and employees."

	Three months ended December 31			Twelve months ended December 31		
(Dollars in millions; except per-share amounts)	2018	2017	Year on Year	2018	2017	Year on Year
GAAP Metrics						
GE Cash Flows From Operating Activities (GE CFOA)	$ 6,385	$ 6,982	(9)%	$ 2,258	$ 11,033	(80)%
Continuing EPS	0.08	(1.29)	F	(2.43)	(0.99)	U
Net EPS	0.07	(1.27)	F	(2.62)	(1.03)	U
Total Revenues	33,278	31,603	5%	121,615	118,243	3%
GE Industrial Profit Margin	3.1%	(2.9) %	600 bps	(17.4)%	1.3 %	U
Non-GAAP Metrics						
Adjusted GE Industrial Free Cash Flows (FCF)[-a)]	$ 4,850	$ 6,792	(29)%	$ 4,515	$ 5,562	(19)%
Adjusted EPS	0.17	0.43	(60) %	0.65	1.00	(35) %
GE Industrial Segment Organic Revenues	32,224	29,823	8 %	109,340	109,220	- %
Adjusted GE Industrial Profit[-b)]	2,328	2,757	(16) %	10,203	11,257	(9) %
Adjusted GE Industrial Profit Margin[-b)]	7.5 %	9.0 %	(150) bps	9.0 %	10.1 %	(110) bps

-a) Excludes deal taxes and GE Pension Plan funding, and with BHGE on a dividend basis
-b) Excludes interest and other financial charges, non-op benefit costs, gains (losses), goodwill impairments, and restructuring & other charges

We present both GAAP and non-GAAP measures to provide investors with additional information. We believe that providing these non-GAAP measures along with GAAP measures allows for increased comparability of our ongoing performance from period to period. Please see pages 8-13 for explanations of why we use these non-GAAP measures and the reconciliation to the most comparable GAAP financial measures.

1

Results by Reporting Segment

Power

	Three months ended December 31			Twelve months ended December 31		
(Dollars in millions)	2018	2017	y/y	2018	2017	y/y
Orders	7,917	9,800	(19)%	27,460	35,671	(23)%
Revenues	6,760	9,011	(25)%	27,300	34,878	(22)%
Segment Profit/(Loss)	(872)	51	U	(808)	1,947	U
Segment Profit/(Loss) Margin	(12.9)%	0.6%	U	(3.0)%	5.6%	(860) bps

Power was negatively impacted by continued execution and operational issues on equipment projects and transactional services. Revenues of $6.8 billion were down 25% and the business incurred a loss of $872 million primarily related to these issues. Going forward, GE's priorities include increased commercial discipline, better project management, factory optimization, and a services organization focused on the customer and execution, including daily management disciplines aimed at driving speed, quality, delivery and cost.

Renewable Energy

	Three months ended December 31			Twelve months ended December 31		
(Dollars in millions)	2018	2017	y/y	2018	2017	y/y
Orders	3,854	3,252	19%	10,894	10,368	5%
Revenues	3,361	2,618	28%	9,533	9,205	4%
Segment Profit/(Loss)	67	138	(51)%	287	583	(51)%
Segment Profit/(Loss) Margin	2.0%	5.3%	(330) bps	3.0%	6.3%	(330) bps

Orders of $3.9 billion were up 19%, driven by onshore wind equipment orders up 9% and services orders up 32% on strong repower units. Revenues of $3.4 billion were up 28%. Segment profit was negatively impacted by price, liquidated damages for execution delays on projects, and higher losses related to the legacy Alstom joint ventures as we began fully consolidating these entities during the quarter. This was partially offset by cost productivity.

Aviation

	Three months ended December 31			Twelve months ended December 31		
(Dollars in millions)	2018	2017	y/y	2018	2017	y/y
Orders	8,753	7,834	12%	35,517	29,135	22%
Revenues	8,456	7,010	21%	30,566	27,013	13%
Segment Profit/(Loss)	1,723	1,388	24%	6,466	5,370	20%
Segment Profit/(Loss) Margin	20.4%	19.8%	60 bps	21.2%	19.9%	130 bps

Orders of $8.8 billion were up 12%. Equipment orders grew 20% driven by continued strong momentum of the LEAP engine program, up 89%. In addition, military equipment orders were up 69%, driven by the F414 engine program. Services orders grew 7%. Revenues of $8.5 billion grew 21% with equipment revenues up 13% on higher commercial engines, partially offset by lower military volume.

Oil & Gas

	Three months ended December 31			Twelve months ended December 31		
(Dollars in millions)	2018	2017	y/y	2018	2017	y/y
Orders	6,869	5,692	21%	23,895	17,141	39%
Revenues	6,250	5,786	8%	22,859	17,180	33%
Adjusted Segment Profit/(Loss) (Non-GAAP)[-a)]	396	247	60%	1,045	837	25%
Adjusted Segment Profit/(Loss) Margin (Non-GAAP)[-a)]	6.3%	4.3%	200 bps	4.6%	4.9%	(30 bps)

-a) Excludes restructuring and other charges; O&G segment profit including these items was $320 million for three months ended December 31, 2018 and $(165) million, for three months ended December 31, 2017; $429 million for twelve months ended December 31, 2018 and $158 million for the twelve months ended December 31, 2017.

BHGE is releasing its financial results this morning. Orders of $6.9 billion were up 21%. Revenues of $6.2 billion were up 8%. Adjusted segment profit* of $396 million was up 60%. Cash distributions from BHGE to GE in the quarter totaled $96 million.

* Non-GAAP Financial Measure

2

Healthcare

(Dollars in millions)	Three months ended December 31			Twelve months ended December 31		
	2018	2017	y/y	2018	2017	y/y
Orders	5,756	5,858	(2)%	20,897	20,439	2%
Revenues	5,398	5,314	2%	19,784	19,017	4%
Segment Profit/(Loss)	1,176	1,153	2%	3,698	3,488	6%
Segment Profit/(Loss) Margin	21.8%	21.7%	10 bps	18.7%	18.3%	40 bps

Orders of $5.8 billion were down 2% reported and up 2% organically. Revenues of $5.4 billion were up 2% reported and up 6% organically*, with Life Sciences up 8% reported. Segment profit of $1.2 billion was up 2% reported with continued growth driven by strong productivity and execution. As the Healthcare team continues to prepare for separation, they closed out a strong year in 2018.

Transportation

(Dollars in millions)	Three months ended December 31			Twelve months ended December 31		
	2018	2017	y/y	2018	2017	y/y
Orders	1,096	2,124	(48)%	5,684	4,856	17%
Revenues	1,152	929	24%	3,898	3,935	(1)%
Segment Profit/(Loss)	185	221	(16)%	633	641	(1)%
Segment Profit/(Loss) Margin	16.1%	23.8%	(770) bps	16.2%	16.3%	(10) bps

Orders of $1.1 billion were down 48%. Revenues of $1.2 billion were up 24% on higher locomotive shipments. Segment profit of $185 million was down 16% primarily due to an unfavorable mix of equipment and services, driving lower margins. We expect the planned combination of GE Transportation with Wabtec to be completed by the end of February 2019, subject to customary closing conditions.

Lighting

(Dollars in millions)	Three months ended December 31			Twelve months ended December 31		
	2018	2017	y/y	2018	2017	y/y
Orders	251	298	(16)%	966	1,155	(16)%
Revenues	451	534	(16)%	1,723	1,941	(11)%
Segment Profit/(Loss)	18	(15)	F	70	27	F
Segment Profit/(Loss) Margin	4.0%	(2.8)%	680 bps	4.1%	1.4%	270 bps

Orders of $0.3 billion were down 16%. Revenues of $0.5 billion were down 16%. Segment profit of $18 million was favorable versus prior year. We have signed an agreement to sell Current to American Industrial Partners and expect it to close in early 2019, subject to customary closing conditions.

GE Capital

(Dollars in millions)	Three months ended December 31			Twelve months ended December 31		
	2018	2017	y/y	2018	2017	y/y
Capital continuing operations	(86)	(6,569)	99%	(489)	(6,765)	93%
Discontinued operations	(91)	182	U	(1,670)	(318)	U
GE Capital Earnings	(177)	(6,388)	97%	(2,159)	(7,083)	70%

Continuing operations incurred a loss of $86 million in the quarter. GE Capital ended the quarter with $124 billion of assets, including $15 billion of liquidity. During 2018, GE Capital completed asset reductions of $15 billion and paid down external debt by $21 billion. We completed our loss recognition testing on our insurance business during the quarter and recorded a $65 million charge after-tax. We remain focused on shrinking and de-leveraging GE Capital, including improving its leverage profile.

* Non-GAAP Financial Measure

3

GENERAL ELECTRIC COMPANY
CONDENSED STATEMENT OF EARNINGS (LOSS) (UNAUDITED)
	Consolidated			GE(a)			Financial Services (GE Capital)
Three months ended December 31	2018	2017	V%	2018	2017	V%	2018	2017	V%
Revenues
Sales of goods and services	$31,112	$30,512	2%	$31,213	$30,571	2%	$21	$29	(28)%
GE Capital revenues from services	2,166	1,091		—	—		2,455	1,516
Total revenues	33,278	31,603	5%	31,213	30,571	2%	2,476	1,545	60%
Costs and expenses
Cost of sales	25,876	25,358		25,475	24,900		532	546
Selling, general and administrative expenses	4,565	4,389		4,329	4,207		354	316
Interest and other financial charges	1,252	1,324		714	834		686	772
Investment contracts, insurance losses and
insurance annuity benefits	782	10,260		—	—		777	10,255
Goodwill impairments	162	1,603		162	217		—	1,386
Non-operating benefit costs	589	576		586	574		3	2
Other costs and expenses	178	498		—	—		231	357
Total costs and expenses	33,404	44,008	(24)%	31,266	30,732	2%	2,584	13,634	(81)%

Other income	984	(566)		1,018	(722)		—	—
GE Capital earnings (loss) from continuing operations	—	—		(86)	(6,569)		—	—

Earnings (loss) from continuing operations
before income taxes	858	(12,971)	F	880	(7,452)	F	(107)	(12,088)	99%
Benefit (provision) for income taxes	94	1,918		(115)	(3,784)		209	5,702
Earnings (loss) from continuing operations	952	(11,053)	F	765	(11,237)	F	102	(6,386)	F
Earnings (loss) from discontinued
operations, net of taxes	(92)	182		(92)	182		(91)	182
Net earnings (loss)	860	(10,872)	F	673	(11,055)	F	10	(6,204)	F
Less net earnings (loss) attributable to
noncontrolling interests	99	(53)		99	(52)		—	(1)
Net earnings (loss) attributable to the Company	761	(10,818)	F	574	(11,003)	F	10	(6,203)	F
Preferred stock dividends	(187)	(184)		—	—		(187)	(184)
Net earnings (loss) attributable to
GE common shareowners	$574	$(11,003)	F	$574	$(11,003)	F	$(177)	$(6,388)	(97)%
Amounts attributable to GE common shareowners:
Earnings (loss) from continuing operations	$952	$(11,053)	F	$765	$(11,237)	F	$102	$(6,386)	F
Less net earnings (loss) attributable
to noncontrolling interests, continuing operations	99	(53)		99	(52)		—	(1)
Earnings (loss) from continuing operations
attributable to the Company	853	(11,000)	F	666	(11,184)	F	101	(6,385)	F
Preferred stock dividends	(187)	(184)		—	—		(187)	(184)
Earnings (loss) from continuing operations
attributable to GE common shareowners	666	(11,184)	F	666	(11,184)	F	(86)	(6,569)	99%
Earnings (loss) from discontinued
operations, net of taxes	(92)	182		(92)	182		(91)	182
Less net earnings (loss) attributable to
noncontrolling interests, discontinued operations	—	—		—	—		—	—
Net earnings (loss) attributable to GE
common shareowners	$574	$(11,003)	F	$574	$(11,003)	F	$(177)	$(6,388)	97%
Per-share amounts - earnings (loss) from
continuing operations
Diluted earnings (loss) per share	$0.08	$(1.29)	F
Basic earnings (loss) per share	$0.08	$(1.29)	F
Per-share amounts - net earnings (loss)
Diluted earnings (loss) per share	$0.07	$(1.27)	F
Basic earnings (loss) per share	$0.07	$(1.27)	F
Total average equivalent shares
Diluted	8,701	8,676	—%
Basic	8,700	8,676	—%
Dividends declared per common share	$0.01	$0.12	(92)%
(a) Represents the adding together of all affiliated companies except GE Capital, which is presented on a one-line basis.
Amounts may not add due to rounding. Dollar amounts and share amounts in millions; per-share amounts in dollars.
"GE Capital" means GE Capital Global Holdings, LLC (GECGH) and all of their affiliates and associated companies. Separate information is shown for "GE" and "Financial Services (GE Capital)." Transactions between GE and GE Capital have been eliminated from the "Consolidated" column. See Note 1 to the 2017 consolidated financial statements at www.ge.com/ar2017 for further information about consolidation matters.

GENERAL ELECTRIC COMPANY
CONDENSED STATEMENT OF EARNINGS (LOSS) (UNAUDITED)
	Consolidated			GE(a)			Financial Services (GE Capital)
Twelve months ended December 31	2018	2017	V%	2018	2017	V%	2018	2017	V%
Revenues
Sales of goods and services	$113,543	$110,968	2%	$113,642	$111,255	2%	$121	$130	(7)%
GE Capital revenues from services	8,072	7,276		—	—		9,430	8,940
Total revenues	121,615	118,243	3%	113,642	111,255	2%	9,551	9,070	5%
Costs and expenses
Cost of sales	92,671	90,883		90,729	89,001		2,183	2,298
Selling, general and administrative expenses	18,111	17,569		17,319	16,406		1,341	1,662
Interest and other financial charges	5,059	4,869		2,708	2,753		2,982	3,145
Investment contracts, insurance losses and
insurance annuity benefits	2,790	12,168		—	—		2,849	12,213
Goodwill impairments	22,136	2,550		22,136	1,165		—	1,386
Non-operating benefit costs	2,777	2,399		2,764	2,385		12	14
Other costs and expenses	464	1,082		—	—		558	986
Total costs and expenses	144,008	131,520	9%	135,656	111,710	21%	9,926	21,703	(54)%

Other income	2,259	2,126		2,255	1,937		—	—
GE Capital earnings (loss) from continuing operations	—	—		(489)	(6,765)		—	—

Earnings (loss) from continuing operations
before income taxes	(20,134)	(11,151)	(81)%	(20,248)	(5,282)	U	(375)	(12,633)	97%
Benefit (provision) for income taxes	(583)	2,611		(957)	(3,691)		374	6,302
Earnings (loss) from continuing operations	(20,717)	(8,540)	U	(21,205)	(8,973)	U	(1)	(6,331)	F
Earnings (loss) from discontinued
operations, net of taxes	(1,726)	(309)		(1,726)	(315)		(1,670)	(312)
Net earnings (loss)	(22,443)	(8,849)	U	(22,931)	(9,288)	U	(1,672)	(6,643)	75%
Less net earnings (loss) attributable to
noncontrolling interests	(89)	(365)		(129)	(368)		40	4
Net earnings (loss) attributable to the Company	(22,355)	(8,484)	U	(22,802)	(8,920)	U	(1,712)	(6,647)	74%
Preferred stock dividends	(447)	(436)		—	—		(447)	(436)
Net earnings (loss) attributable to
GE common shareowners	$(22,802)	$(8,920)	U	$(22,802)	$(8,920)	U	$(2,159)	$(7,083)	70%
Amounts attributable to GE common shareowners:
Earnings (loss) from continuing operations	$(20,717)	$(8,540)	U	$(21,205)	$(8,973)	U	$(1)	$(6,331)	F
Less net earnings (loss) attributable
to noncontrolling interests, continuing operations	(89)	(371)		(129)	(368)		40	(3)
Earnings (loss) from continuing operations
attributable to the Company	(20,629)	(8,169)	U	(21,076)	(8,605)	U	(42)	(6,328)	99%
Preferred stock dividends	(447)	(436)		—	—		(447)	(436)
Earnings (loss) from continuing operations
attributable to GE common shareowners	(21,076)	(8,605)	U	(21,076)	(8,605)	U	(489)	(6,765)	93%
Earnings (loss) from discontinued
operations, net of taxes	(1,726)	(309)		(1,726)	(315)		(1,670)	(312)
Less net earnings (loss) attributable to
noncontrolling interests, discontinued operations	—	6		—	—		—	6
Net earnings (loss) attributable to GE
common shareowners	$(22,802)	$(8,920)	U	$(22,802)	$(8,920)	U	$(2,159)	$(7,083)	70%
Per-share amounts - earnings (loss) from
continuing operations
Diluted earnings (loss) per share	$(2.43)	$(0.99)	U
Basic earnings (loss) per share	$(2.43)	$(0.99)	U
Per-share amounts - net earnings (loss)
Diluted earnings (loss) per share	$(2.62)	$(1.03)	U
Basic earnings (loss) per share	$(2.62)	$(1.03)	U
Total average equivalent shares
Diluted	8,691	8,687	—%
Basic	8,691	8,687	—%
Dividends declared per common share	$0.37	$0.84	(56)%
(a) Represents the adding together of all affiliated companies except GE Capital, which is presented on a one-line basis.
Amounts may not add due to rounding. Dollar amounts and share amounts in millions; per-share amounts in dollars.
"GE Capital" means GE Capital Global Holdings, LLC (GECGH) and all of their affiliates and associated companies. Separate information is shown for "GE" and "Financial Services (GE Capital)." Transactions between GE and GE Capital have been eliminated from the "Consolidated" column. See Note 1 to the 2017 consolidated financial statements at www.ge.com/ar2017 for further information about consolidation matters.

GENERAL ELECTRIC COMPANY
SUMMARY OF OPERATING SEGMENTS (UNAUDITED)
	Three months ended December 31			Twelve months ended December 31
(Dollars in millions)	2018	2017	V%	2018	2017	V%
Revenues(a)
Power	$6,760	$9,011	(25)%	$27,300	$34,878	(22)%
Renewable Energy	3,361	2,618	28%	9,533	9,205	4%
Aviation	8,456	7,010	21%	30,566	27,013	13%
Oil & Gas	6,250	5,786	8%	22,859	17,180	33%
Healthcare	5,398	5,314	2%	19,784	19,017	4%
Transportation	1,152	929	24%	3,898	3,935	(1)%
Lighting	451	534	(16)%	1,723	1,941	(11)%
Total industrial segment revenues	31,827	31,202	2%	115,664	113,168	2%
Capital	2,476	1,545	60%	9,551	9,070	5%
Total segment revenues	34,303	32,747	5%	125,215	122,239	2%
Corporate items and eliminations(a)	(1,025)	(1,144)	10%	(3,600)	(3,995)	10%
Consolidated revenues	$33,278	$31,603	5%	$121,615	$118,243	3%
Segment profit (loss)(a)
Power	$(872)	$51	U	$(808)	$1,947	U
Renewable Energy	67	138	(51)%	287	583	(51)%
Aviation	1,723	1,388	24%	6,466	5,370	20%
Oil & Gas	320	(165)	F	429	158	F
Healthcare	1,176	1,153	2%	3,698	3,488	6%
Transportation	185	221	(16)%	633	641	(1)%
Lighting	18	(15)	F	70	27	F
Total industrial segment profit	2,617	2,772	(6)%	10,774	12,213	(12)%
Capital	(86)	(6,569)	99%	(489)	(6,765)	93%
Total segment profit (loss)	2,531	(3,798)	F	10,285	5,448	89%
Corporate items and eliminations(a)	(288)	(1,977)	85%	(2,796)	(4,060)	31%
GE goodwill impairments	(162)	(217)	25%	(22,136)	(1,165)	U
GE interest and other financial charges	(714)	(834)	14%	(2,708)	(2,753)	2%
GE non-operating benefit costs	(586)	(574)	(2)%	(2,764)	(2,385)	(16)%
GE benefit (provision) for income taxes	(115)	(3,784)	97%	(957)	(3,691)	74%
Earnings (loss) from continuing operations
attributable to GE common shareowners	666	(11,184)	F	(21,076)	(8,605)	U
Earnings (loss) from discontinued operations,
net of taxes	(92)	182	U	(1,726)	(309)	U
Less net earnings attributable to
noncontrolling interests, discontinued operations	—	—	—%	—	6	U
Earnings (loss) from discontinued operations,
net of tax and noncontrolling interests	(92)	182	U	(1,726)	(315)	U
Consolidated net earnings (loss)
attributable to GE common shareowners	$574	$(11,003)	F	$(22,802)	$(8,920)	U

(a)
Segment revenues include sales of products and services related to the segment. Segment profit excludes results reported as discontinued operations and material accounting changes other than those applied retrospectively, goodwill impairment, restructuring and other charges (with the exception of Oil & Gas), the portion of earnings or loss attributable to noncontrolling interests of consolidated subsidiaries, and as such only includes the portion of earnings or loss attributable to our share of the consolidated earnings or loss of consolidated subsidiaries. Segment profit excludes or includes interest and other financial charges, non-operating benefit costs, income taxes, and preferred stock dividends according to how a particular segment's management is measured – excluded in determining segment profit for Power, Renewable Energy, Aviation, Oil & Gas, Healthcare, Transportation and Lighting; included in determining segment profit, which we sometimes refer to as "net earnings," for Capital. Other income is included in segment profit for the industrial segments. Certain corporate costs, such as shared services, employee benefits and information technology are allocated to our segments based on usage. A portion of the remaining corporate costs is allocated based on each segment's relative net cost of operations. Industrial segment revenues and profit include the sum of our seven industrial reporting segments without giving effect to the elimination of transactions among such segments and between these segments and our financial services segment. Total segment revenues and profit include the sum of our seven industrial segments and one financial services segment, without giving effect to the elimination of transactions among such segments. We believe that this provides investors with a view as to the results of all of our segments, without inter-segment eliminations and corporate items.

Amounts may not add due to rounding

GENERAL ELECTRIC COMPANY
CONDENSED STATEMENT OF FINANCIAL POSITION (UNAUDITED)
	Consolidated		GE(a)		Financial Services (GE Capital)
	December 31,	December 31,	December 31,	December 31,	December 31,	December 31,
(Dollars in billions)	2018	2017	2018	2017	2018	2017
Assets
Cash, cash equivalents and restricted cash and marketable securities(b)(c)	$68.9	$82.7	$21.0	$19.4	$47.9	$63.4
Receivables	19.9	24.2	15.4	14.6	—	—
Inventories	19.3	19.4	19.2	19.3	—	0.1
GE Capital financing receivables - net	7.7	10.3	—	—	13.6	22.0
Property, plant & equipment - net	50.7	53.9	22.0	24.0	29.5	30.6
Receivable from GE Capital(e)(f)	—	—	22.5	39.8	—	—
Investment in GE Capital	—	—	11.4	13.5	—	—
Goodwill & intangible assets	77.8	104.2	76.6	103.0	1.1	1.2
Contract and other deferred assets	20.0	20.4	20.0	20.4	—	—
Other assets	38.7	44.1	20.8	21.4	27.1	33.5
Assets of businesses held for sale	1.6	4.2	1.5	3.8	—	—
Assets of discontinued operations	4.6	5.9	—	—	4.6	5.9
Total assets	$309.1	$369.2	$230.5	$279.3	$123.9	$156.7
Liabilities and equity
Borrowings(d)(f)	$110.0	$134.6	$32.3	$34.5	$43.0	$55.4
Borrowings assumed by GE(e)	—	—	36.3	47.1	22.5	39.8
Investment contracts, insurance liabilities and
insurance annuity benefits	35.6	38.1	—	—	36.0	38.6
Non-current compensation and benefits	33.8	41.6	32.9	40.8	0.9	0.8
Other liabilities	75.4	76.0	76.3	78.9	8.3	7.7
Liabilities of businesses held for sale	0.7	1.2	0.7	1.2	—	—
Liabilities of discontinued operations	1.9	0.7	0.1	—	1.8	0.7
Redeemable noncontrolling interests	0.4	3.4	0.4	3.4	—	—
GE shareowners' equity	31.0	56.0	31.0	56.0	11.4	13.5
Noncontrolling interests	20.5	17.5	20.5	17.3	—	0.2
Total liabilities and equity	$309.1	$369.2	$230.5	$279.3	$123.9	$156.7

(a)	Represents the adding together of all affiliated companies except GE Capital, which is presented on a one-line basis.

(b)
At December 31, 2018, GE Capital maintained liquidity sources of $15.0 billion that consisted of cash, cash equivalents and restricted cash of $14.5 billion for continuing operations, cash equivalents and restricted cash of $0.4 billion classified as discontinued operations. Additionally, at December 31, 2018, GE has $47.5 billion ($40.8 billion net of offset provisions) of committed credit lines, consisting primarily of a $20 billion unused syndicated credit facility extended by 36 banks expiring in 2021, a $19.8 billion unused syndicated credit facility extended by six banks expiring in 2020, and $3.6 billion of credit facilities extended by seven banks with expiration dates ranging from February 2019 to May 2019. GE Capital has the right to compel GE to borrow under certain of these credit lines and transfer the proceeds as loans to GE Capital, which would be subject to the same terms and conditions as those between GE and the lending banks.

(c)
Balance included consolidated restricted cash of $0.5 billion and $0.7 billion at December 31, 2018 and December 31, 2017, respectively. GE restricted cash was $0.5 billion and $0.6 billion at December 31, 2018 and December 31, 2017, respectively, and GE Capital restricted cash was an insignificant amount and $0.1 billion at December 31, 2018 and December 31, 2017, respectively.

(d)
GE borrowings includes commercial paper of $3 billion at both December 31, 2018 and December 31, 2017. GE Capital borrowings includes commercial paper of an insignificant amount and $5 billion at December 31, 2018 and December 31, 2017, respectively.

(e)
At December 31, 2018, the remaining GE Capital borrowings that had been assumed by GE as part of the GE Capital Exit Plan was $36.3 billion, for which GE has an offsetting receivable from GE Capital of $22.5 billion, The difference of $13.7 billion represents the amount of borrowings GE Capital has funded with available cash to GE via an intercompany loan in lieu of issuing borrowings externally.

(f)
At December 31, 2018, total GE borrowings is comprised of GE-issued borrowings of $32.3 billion and the $13.7 billion of borrowings from GE Capital as described in note (e) above for a total of $46.1 billion (including $6.3 billion BHGE borrowings).

Amounts may not add due to rounding

"GE Capital" means GE Capital Global Holdings, LLC (GECGH) and all of their affiliates and associated companies. Separate information is shown for "GE" and "Financial Services (GE Capital)." Transactions between GE and GE Capital have been eliminated from the "Consolidated" column. See Note 1 to the 2017 consolidated financial statements at www.ge.com/ar2017 for further information about consolidation matters.

GENERAL ELECTRIC COMPANY
Financial Measures That Supplement GAAP

We sometimes use financial measures derived from consolidated financial information but not presented in our financial statements prepared in accordance with U.S. generally accepted accounting principles (GAAP). Certain of these data are considered "non-GAAP financial measures" under the U.S. Securities and Exchange Commission rules. The following non-GAAP financial measures supplement our GAAP disclosures and should not be considered an alternative to the GAAP measure.

•	Adjusted earnings (loss)

•	Adjusted earnings (loss) per share (EPS)

•	Adjusted GE Industrial profit and profit margin (excluding certain items)

•	GE Industrial segment organic revenues

•	Healthcare organic revenues

•	Adjusted Oil & Gas segment profit and profit margin

•	GE Industrial free cash flows (FCF) and adjusted GE Industrial FCF

The reasons we use these non-GAAP financial measures and the reconciliations to their most directly comparable GAAP financial measures follow. Certain columns, rows or percentages within these reconciliations may not add or recalculate due to the use of rounded numbers. Totals and percentages presented are calculated from the underlying numbers in millions.

ADJUSTED EARNINGS (LOSS) (NON-GAAP)
	Three months ended December 31			Twelve months ended December 31
(In millions)	2018	2017	V%	2018	2017	V%

Consolidated earnings (loss) from continuing operations attributable to GE common shareowners (GAAP)	$666	$(11,184)	F	$(21,076)	$(8,605)	U
Less: GE Capital earnings (loss) from continuing operations attributable to GE common shareowners (GAAP)	(86)	(6,569)		(489)	(6,765)
GE Industrial earnings (loss) (Non-GAAP)	752	(4,615)	F	(20,587)	(1,841)	U

Non-operating benefits costs (pre-tax) (GAAP)	(586)	(574)		(2,764)	(2,385)
Tax effect on non-operating benefit costs(a)	123	201		581	835
Less: non-operating benefit costs (net of tax)	(463)	(373)		(2,184)	(1,550)
Gains (losses) and impairments for disposed or held for sale businesses (pre-tax)	900	(961)		1,350	926
Tax effect on gains (losses) and impairments for disposed or held for sale businesses(b)	(186)	(16)		(375)	(62)
Less: gains (losses) and impairments for disposed or held for sale businesses (net of tax)	714	(977)		974	864
Restructuring & other (pre-tax)	(706)	(1,001)		(3,440)	(4,030)
Tax effect on restructuring & other(b)	95	299		492	1,252
Less: restructuring & other (net of tax)	(611)	(702)		(2,948)	(2,778)
Goodwill impairments (pre-tax)	(162)	(217)		(22,136)	(1,165)
Tax effect on goodwill impairments(b)	11	2		(235)	9
Less: goodwill impairments (net of tax)	(151)	(215)		(22,371)	(1,156)
Unrealized gains (losses) (pre-tax)	(193)	—		—	—
Tax effect on unrealized gains (losses)(a)	41	—		—	—
Less: unrealized gains (losses) (net of tax)	(153)	—		—	—
Less: GE Industrial U.S. tax reform enactment adjustment	17	(4,905)		(38)	(4,905)
Adjusted GE Industrial earnings (loss) (Non-GAAP)	$1,399	$2,558	(45)%	$5,980	$7,685	(22)%

GE Capital earnings (loss) from continuing operations attributable to GE common shareowners (GAAP)	(86)	(6,569)	99%	(489)	(6,765)	93%
EFS impairments and insurance charge (pre-tax)	—	(11,444)		—	(11,444)
Tax effect on EFS impairments and insurance charge(b)	—	3,501		—	3,501
Less: EFS impairments and insurance charge (net of tax)	—	(7,943)		—	(7,943)
Less: GE Capital U.S. tax reform enactment adjustment	(128)	206		(173)	206
Adjusted GE Capital earnings (loss) (Non-GAAP)	$43	$1,167	(96)%	$(316)	$972	U

Adjusted GE Industrial earnings (loss) (Non-GAAP)	$1,399	$2,558	(45)%	$5,980	$7,685	(22)%
Add: Adjusted GE Capital earnings (loss) (Non-GAAP)	43	1,167		(316)	972
Adjusted earnings (loss) (Non-GAAP)	$1,441	$3,725	(61)%	$5,664	$8,657	(35)%

(a) The tax effect was calculated using a 21% and 35% U.S. federal statutory tax rate in 2018 and 2017, respectively, based on its applicability to such cost.
(b) The tax effect presented includes both the rate for the relevant item as well as other direct and incremental tax charges.
Adjusted earnings (loss)* excludes non-operating benefit costs, gains (losses) and impairments for disposed or held for sale businesses, restructuring and other, goodwill impairment, unrealized gains (losses) and GE Capital EFS impairments and insurance charge in 2017, after tax, excluding the effects of U.S. tax reform enactment adjustment. The service cost of our pension and other benefit plans are included in adjusted earnings*, which represents the ongoing cost of providing pension benefits to our employees. The components of non-operating benefit costs are mainly driven by capital allocation decisions and market performance, and we manage these separately from the operational performance of our businesses. Gains and restructuring and other items are impacted by the timing and magnitude of gains associated with dispositions, and the timing and magnitude of costs associated with restructuring activities. Prior to the third quarter of 2018, goodwill impairment was included as a component of restructuring and other charges; beginning in the third quarter of 2018, on a comparable basis, we reported it separately in the Statement of Earnings (Loss) because of the significance of the charge that quarter, and Adjusted earnings (loss)* continues to exclude amounts related to goodwill impairment separate from the ongoing operations of our businesses. We believe that the retained costs in Adjusted earnings (loss)* provides management and investors a useful measure to evaluate the performance of the total company, and increases period-to-period comparability. We believe that presenting Adjusted Industrial earnings (loss)* separately from our financial services businesses also provides management and investors with useful information about the relative size of our industrial and financial services businesses in relation to the total company.

*Non-GAAP Financial Measure

ADJUSTED EARNINGS (LOSS) PER SHARE (NON-GAAP)
	Three months ended December 31			Twelve months ended December 31
	2018	2017	V%	2018	2017	V%

Consolidated EPS from continuing operations attributable to GE common shareowners (GAAP)	$0.08	$(1.29)	F	(2.43)	(0.99)	U
Less: GE Capital EPS from continuing operations attributable to GE common shareowners (GAAP)	(0.01)	(0.76)		(0.06)	(0.78)
GE Industrial EPS (Non-GAAP)	$0.09	$(0.53)	F	$(2.37)	$(0.21)	U

Non-operating benefits costs (pre-tax) (GAAP)	(0.07)	(0.07)		(0.32)	(0.27)
Tax effect on non-operating benefit costs(a)	0.01	0.02		0.07	0.10
Less: non-operating benefit costs (net of tax)	(0.05)	(0.04)		(0.25)	(0.18)
Gains (losses) and impairments for disposed or held for sale businesses (pre-tax)	0.10	(0.11)		0.16	0.11
Tax effect on gains (losses) and impairments for disposed or held for sale businesses(b)	(0.02)	—		(0.04)	(0.01)
Less: gains (losses) and impairments for disposed or held for sale businesses (net of tax)	0.08	(0.11)		0.11	0.10
Restructuring & other (pre-tax)	(0.08)	(0.12)		(0.40)	(0.46)
Tax effect on restructuring & other(b)	0.01	0.03		0.06	0.14
Less: restructuring & other (net of tax)	(0.07)	(0.08)		(0.34)	(0.32)
Goodwill impairments (pre-tax)	(0.02)	(0.03)		(2.55)	(0.13)
Tax effect on goodwill impairments(b)	—	—		(0.03)	—
Less: goodwill impairments (net of tax)	(0.02)	(0.02)		(2.57)	(0.13)
Unrealized gains (losses) (pre-tax)	(0.02)	—		—	—
Tax effect on unrealized gains (losses)(a)	—	—		—	—
Less: unrealized gains (losses) (net of tax)	(0.02)	—		—	—
Less: GE Industrial U.S. tax reform enactment adjustment	—	(0.56)		—	(0.56)
Adjusted GE Industrial EPS (Non-GAAP)	$0.16	$0.30	(47)%	$0.69	$0.88	(22)%

GE Capital EPS from continuing operations attributable to GE common shareowners (GAAP)	(0.01)	(0.76)	99%	(0.06)	(0.78)	92%
EFS impairments and insurance charge (pre-tax)	—	(1.32)		—	(1.32)
Tax effect on EFS impairments and insurance charge (b)	—	0.40		—	0.40
Less: EFS impairments and insurance charge (net of tax)	—	(0.91)		—	(0.91)
Less: GE Capital U.S. tax reform enactment adjustment	(0.01)	0.02		(0.02)	0.02
Adjusted GE Capital EPS (Non-GAAP)	$—	$0.13	(100)%	$(0.04)	$0.11	U

Adjusted GE Industrial EPS (Non-GAAP)	$0.16	$0.30	(47)%	$0.69	$0.88	(22)%
Add: Adjusted GE Capital EPS (Non-GAAP)	—	0.13		(0.04)	0.11
Adjusted EPS (Non-GAAP)(c)	$0.17	$0.43	(60)%	$0.65	$1.00	(35)%

(a) The tax effect was calculated using a 21% and 35% U.S. federal statutory tax rate in 2018 and 2017, respectively, based on its applicability to such cost.
(b) The tax effect presented includes both the rate for the relevant item as well as other direct and incremental tax charges.
(c) Earnings-per-share amounts are computed independently. As a result, the sum of per-share amounts may not equal the total.
Adjusted EPS* excludes non-operating benefit costs, gains (losses) and impairments for disposed or held for sale businesses, restructuring and other, goodwill impairment, unrealized gains (losses), and GE Capital EFS impairments and insurance charge in 2017, after tax, excluding the effects of U.S. tax reform enactment adjustment. The service cost of our pension and other benefit plans are included in adjusted earnings*, which represents the ongoing cost of providing pension benefits to our employees. The components of non-operating benefit costs are mainly driven by capital allocation decisions and market performance, and we manage these separately from the operational performance of our businesses. Gains and restructuring and other items are impacted by the timing and magnitude of gains associated with dispositions, and the timing and magnitude of costs associated with restructuring activities. Prior to the third quarter of 2018, goodwill impairment was included as a component of restructuring and other charges; beginning in the third quarter of 2018, on a comparable basis, we reported it separately in the Statement of Earnings (loss) because of the significance of the charge that quarter, and Adjusted EPS* continues to exclude amounts related to goodwill impairment separate from the ongoing operations of our businesses. We believe that the retained costs in Adjusted EPS* provides management and investors a useful measure to evaluate the performance of the total company, and increases period-to-period comparability. We also use Adjusted EPS* as a performance metric at the company level for our annual executive incentive plan for 2018. We believe that presenting Adjusted EPS* separately from our financial services businesses also provides management and investors with useful information about the relative size of our industrial and financial services businesses in relation to the total company.

*Non-GAAP Financial Measure

ADJUSTED GE INDUSTRIAL PROFIT AND PROFIT MARGIN (EXCLUDING CERTAIN ITEMS) (NON-GAAP)
	Three months ended December 31		Twelve months ended December 31
(Dollars in millions)	2018	2017	2018	2017

GE total revenues (GAAP)	$31,213	$30,571	$113,642	$111,255

Costs
GE total costs and expenses (GAAP)	$31,266	$30,732	$135,656	$111,710
Less: GE interest and other financial charges	714	834	2,708	2,753
Less: non-operating benefit costs	586	574	2,764	2,385
Less: restructuring & other	699	894	3,487	3,923
Less: goodwill impairments	162	217	22,136	1,165
Add: noncontrolling interests	99	(52)	(129)	(368)
Adjusted GE Industrial costs (Non-GAAP)	$29,204	$28,161	$104,432	$101,116

Other Income
GE other income (GAAP)	$1,018	$(722)	$2,255	$1,937
Less: unrealized gains (losses)	(193)	—	—	—
Less: restructuring & other	(7)	(107)	(87)	(107)
Less: gains (losses) and impairments for disposed or held for sale businesses	900	(961)	1,350	926
Adjusted GE other income (Non-GAAP)	$319	$346	$992	$1,118

GE Industrial profit (GAAP)	$965	$(883)	$(19,759)	$1,482
GE Industrial profit margin (GAAP)	3.1%	(2.9)%	(17.4)%	1.3%

Adjusted GE Industrial profit (Non-GAAP)	$2,328	$2,757	$10,203	$11,257
Adjusted GE Industrial profit margin (Non-GAAP)	7.5%	9.0%	9.0%	10.1%

We have presented our Adjusted GE Industrial profit* and profit margin* excluding interest and other financial charges, non-operating benefit costs, restructuring & other, goodwill impairments, non-controlling interests, unrealized gains (loss) on Pivotal equity investment and gains (losses) and impairments for disposed or held for sale businesses. We believe that GE Industrial profit and profit margins adjusted for these items are meaningful measures because they increase the comparability of period-to-period results.

*Non-GAAP Financial Measure

GE INDUSTRIAL SEGMENT ORGANIC REVENUES (NON-GAAP)
	Three months ended December 31			Twelve months ended December 31
(In millions)	2018	2017	V%	2018	2017	V%

GE Industrial segment revenues (GAAP)	$31,827	$31,202	2%	$115,664	$113,168	2%
Adjustments:
Less: acquisitions	1	—		5,589	92
Less: business dispositions (other than dispositions acquired for investment)	125	1,378		138	3,857
Less: currency exchange rate(a)	(523)	—		597	—
GE Industrial segment organic revenues (Non-GAAP)	$32,224	$29,823	8%	$109,340	$109,220	—%
(a) Translational foreign exchange

HEALTHCARE ORGANIC REVENUES (NON-GAAP)
	Three months ended December 31			Twelve months ended December 31
(In millions)	2018	2017	V%	2018	2017	V%

Healthcare segment revenues (GAAP)	$5,398	$5,314	2%	$19,784	$19,017	4%
Adjustments:
Less: acquisitions	—	—		6	1
Less: business dispositions (other than dispositions acquired for investment)	—	113		13	267
Less: currency exchange rate(a)	(91)	—		152	—
Healthcare organic revenues (Non-GAAP)	$5,489	$5,201	6%	$19,613	$18,748	5%
(a) Translational foreign exchange

Organic revenues* measure revenues excluding the effects of acquisitions, business dispositions and currency exchange rates. We believe that this measure provides management and investors with a more complete understanding of underlying operating results and trends of established, ongoing operations by excluding the effect of acquisitions, dispositions and currency exchange, which activities are subject to volatility and can obscure underlying trends. We also believe that presenting organic revenues* separately for our industrial businesses provides management and investors with useful information about the trends of our industrial businesses and enables a more direct comparison to other non-financial businesses and companies. Management recognizes that the term "organic revenues" may be interpreted differently by other companies and under different circumstances. Although this may have an effect on comparability of absolute percentage growth from company to company, we believe that these measures are useful in assessing trends of the respective businesses or companies and may therefore be a useful tool in assessing period-to-period performance trends.

When comparing revenue growth between periods excluding the effects of acquisitions, business dispositions and currency exchange rates, those effects are different when comparing results for different periods. Revenues from acquisitions are considered inorganic from the date we complete an acquisition through the end of the fourth quarter following the acquisition and are therefore reflected as an adjustment to reported revenue to derive organic revenue for the period following the acquisition. In subsequent periods, the revenues from the acquisition become organic as these revenues are included for all periods presented.

*Non-GAAP Financial Measure

ADJUSTED OIL & GAS SEGMENT PROFIT AND PROFIT MARGIN (NON-GAAP)
	Three months ended December 31			Twelve months ended December 31
(In millions)	2018	2017	V%	2018	2017	V%

Reported Oil & Gas segment profit (GAAP)	$320	$(165)	F	$429	$158	F
Less: restructuring & other (GE share)	(76)	(412)		(616)	(679)
Adjusted Oil & Gas segment profit (Non-GAAP)	$396	$247	60%	$1,045	$837	25%

Reported Oil & Gas segment revenues (GAAP)	$6,250	$5,786	8%	$22,859	$17,180	33%

Reported Oil & Gas profit margin (GAAP)	5.1%	(2.9)%	8pts	1.9%	0.9%	1pts
Adjusted Oil & Gas profit margin (Non-GAAP)	6.3%	4.3%	2pts	4.6%	4.9%	(0.3)pts

Adjusted GE Oil & Gas segment profit* measures Oil & Gas reported segment profit excluding the effects of restructuring and other charges. We believe that this measure provides management and investors with a more complete understanding of underlying operating results and trends of established, ongoing operations of our Oil & Gas segment.

GE INDUSTRIAL FREE CASH FLOWS (FCF) AND ADJUSTED GE INDUSTRIAL FCF (NON-GAAP)
	Three months ended December 31			Twelve months ended December 31
(Dollars in millions)	2018	2017	V$	2018	2017	V$
GE CFOA (GAAP)	$6,385	$6,982	$(597)	$2,258	$11,033	$(8,776)
Add: gross additions to property, plant and equipment	(882)	(1,082)		(3,302)	(4,132)
Add: gross additions to internal-use software	(86)	(123)		(347)	(518)
Less: common dividends from GE Capital	—	—		—	4,016
Less: GE Pension Plan funding	—	(287)		(6,000)	(1,717)
Less: taxes related to business sales	(90)	(117)		(180)	(229)
GE Industrial Free Cash Flows (Non-GAAP)	$5,507	$6,182	$(675)	$4,789	$4,313	$476
Less: Oil & Gas CFOA	1,094	(234)		1,763	(477)
Less: Oil & Gas gross additions to property, plant and equipment	(334)	(237)		(964)	(488)
Less: Oil & Gas gross additions to internal-use software	(8)	(10)		(31)	(34)
Add: BHGE Class B shareholder dividend	95	129		494	251
Adjusted GE Industrial Free Cash Flows (Non-GAAP)	$4,850	$6,792	$(1,942)	$4,515	$5,562	$(1,047)

In 2018, GE transitioned from reporting an Adjusted GE Industrial CFOA metric to measuring itself on a GE Industrial Free Cash Flows basis*. This metric includes GE CFOA plus investments in property, plant and equipment and additions to internal-use software; this metric excludes any dividends received from GE Capital and any cash received from dispositions of property, plant and equipment.

We believe that investors may also find it useful to compare GE’s Industrial free cash flows* performance without the effects of cash used for taxes related to business sales and contributions to the GE Pension Plan. We believe that this measure will better allow management and investors to evaluate the capacity of our industrial operations to generate free cash flows. In addition, we report Adjusted GE Industrial Free Cash Flows* in order to provide a more fair representation of the cash that we are entitled to utilize in a given period. We also use Adjusted GE Industrial Free Cash Flows* as a performance metric at the company-wide level for our annual executive incentive plan for 2018.

Management recognizes that the term free cash flows may be interpreted differently by other companies and under different circumstances. Although this may have an effect on comparability of absolute percentage growth from company to company, we believe that these measures are useful in assessing trends of the respective businesses or companies and may therefore be a useful tool in assessing period-to-period performance trends.

*Non-GAAP Financial Measure

Caution Concerning Forward Looking Statements:

This document contains "forward-looking statements" - that is, statements related to future, not past, events. In this context, forward-looking statements often address our expected future business and financial performance and financial condition, and often contain words such as "expect," "anticipate," "intend," "plan," "believe," "seek," "see," "will," "would," “estimate,” “forecast,” "target," “preliminary,” or “range.”

Forward-looking statements by their nature address matters that are, to different degrees, uncertain, such as statements about potential business or asset dispositions, including plans to separate GE Healthcare into a standalone company, the timing, structure and form for that separation, the characteristics of the business to be separated and the expected benefits to GE; plans to exit our equity ownership position in Baker Hughes, a GE company (BHGE) and the expected benefits to GE; capital allocation plans; GE’s and GE Capital’s capital structure, liquidity and access to funding; our de-leveraging plans, including leverage ratios and targets, the timing and nature of specific actions to reduce indebtedness, credit ratings and credit outlooks; divestiture proceeds expectations; future charges and capital contributions that may be required in connection with GE Capital’s run-off insurance operations or other GE Capital portfolio actions; revenues; organic growth; cash flows and cash conversion, including the impact of working capital, contract assets and pension funding contributions; earnings per share; future business growth and productivity gains; profit margins; the benefits of restructuring actions; our businesses’ cost structures and plans to reduce costs; restructuring, goodwill impairment or other financial charges; tax rates; or returns on capital and investment.

For us, particular uncertainties that could cause our actual results to be materially different than those expressed in our forward-looking statements include:

- our success in executing and completing, including obtaining regulatory approvals and satisfying other closing conditions for, announced GE Industrial and GE Capital business or asset dispositions or other transactions, including our planned separation of GE Healthcare and dispositions of GE Transportation and BHGE, the structure and form, pricing, gain or loss recognition, timing, and anticipated proceeds from those or other transactions and potential trailing liabilities;
- our capital allocation plans, as such plans may change including with respect to de-leveraging actions, the timing and amount of GE dividends, organic investments, and other priorities;
- further downgrades of our current short- and long-term credit ratings or ratings outlooks and the related impact on our liquidity, funding profile, costs and competitive position;
- GE’s liquidity and the amount and timing of our GE Industrial cash flows and earnings, which may be impacted by customer, competitive, contractual and other dynamics and conditions;
- GE Capital’s capital and liquidity needs, including in connection with GE Capital’s run-off insurance operations, the amount and timing of required capital contributions, strategic actions that we may pursue, WMC-related claims, liabilities and payments, the impact of conditions in the financial and credit markets on GE Capital’s ability to sell financial assets, GE Capital’s leverage and credit ratings, the availability and cost of GE Capital funding and GE Capital’s exposure to counterparties;
- customer actions or market developments such as secular and cyclical pressures in our Power business, other shifts in the competitive landscape for our products and services, changes in economic conditions, including oil prices, early aircraft retirements and other factors that may affect the level of demand and financial performance of the major industries and customers we serve;
- operational execution by our businesses;
- changes in law, economic and financial conditions, including the effect of enactment of U.S. tax reform or other tax law changes, trade policy and tariffs, interest and exchange rate volatility, commodity and equity prices and the value of financial assets;
- our ability to launch new products in a cost-effective manner;
- our ability to increase margins through implementation of operational changes, restructuring and other cost reduction measures;
- the impact of regulation and regulatory, investigative and legal proceedings and legal compliance risks, including the impact of WMC, Alstom, SEC and other investigative and legal proceedings;
- our success in integrating acquired businesses and operating joint ventures, and our ability to realize revenue and cost synergies from announced transactions, acquired businesses and joint ventures;
- the impact of potential product failures and related reputational effects;
- the impact of potential information technology, cybersecurity or data security breaches;
- the other factors that are described in "Forward-Looking Statements" in BHGE’s most recent earnings release or SEC filings; and
- the other factors that are described in "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2017, as updated in our Quarterly Reports on Form 10-Q.

These or other uncertainties may cause our actual future results to be materially different than those expressed in our forward-looking statements. We do not undertake to update our forward-looking statements.
Our public communications and SEC filings may include certain forward-looking projected financial information that is based on current estimates and forecasts. Actual results could differ materially.

General Electric Capital Corporation (GECC) has been merged into GE and our financial services business is now operated by GE Capital Global Holdings, LLC (GECGH). In our public communications and SEC filings, we refer to GECC and GECGH as “GE Capital”. We refer to the industrial businesses of the Company including GE Capital on an equity basis as “GE”. “GE (ex-GE

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Capital)" and /or "Industrial" refer to GE excluding GE Capital. Our financial services segment previously referred to as GE Capital is now referred to as Capital.

GE's Investor Relations website at www.ge.com/investor and our corporate blog at www.gereports.com, as well as GE's Facebook page and Twitter accounts, contain a significant amount of information about GE, including financial and other information for investors. GE encourages investors to visit these websites from time to time, as information is updated and new information is posted.

Supplemental Financial Information

Supplemental financial information can be found on the Company's website at: ge.com/investor under Events and Reports.

Conference Call and Webcast

GE will discuss its results during its investor conference call **today starting at 8:00 a.m. ET.** The conference call will be broadcast live via webcast, and the webcast and accompanying slide presentation containing financial information can be accessed by visiting the Events and Reports page on GE's website at: www.ge.com/investor. An archived version of the webcast will be available on the website after the call.

About GE

GE (NYSE:GE) drives the world forward by tackling its biggest challenges. By combining world-class engineering with software and analytics, GE helps the world work more efficiently, reliably, and safely. For more than 125 years, GE has invented the future of industry, and today it leads new paradigms in additive manufacturing, materials science, and data analytics. GE people are global, diverse and dedicated, operating with the highest integrity and passion to fulfill GE's mission and deliver for our customers. www.ge.com

GE Investor Contacts:
Steve Winoker, 617.443.3400
swinoker@ge.com

GE Media Contact:
Jennifer Erickson, 646.682.5620
jennifer.erickson@ge.com

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